UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2005

TIDEWATER INC.

(Exact name of registrant as specified in its charter)

Delaware	1-6311	72-0487776
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Poydras Street, Suite 1900	70130
(Address of principal executive offices)	(Zip Code)

(504) 568-1010

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Annual Bonus Payments Under 2005 Management Annual Incentive Plan.

On April 26, 2005, bonuses were finalized and will be paid to certain executive officers of the Company under the Company’s 2005 Management Annual Incentive Plan (the “2005 Management Annual Incentive Plan”). The 2005 Management Annual Incentive Plan generated a bonus pool, out of which bonus awards are payable, based on objective performance measures contained in the Plan. Such performance measures consisted of (i) adjusted net income as compared to budget, (ii) return of total capital, (iii) safety performance, and (iv) individual performance criteria established for each eligible participant. The following bonus payments will be paid out of the bonus pool generated under the 2005 Management Annual Incentive Plan to the following executive officers of the Company:

Name and Position	2005 Fiscal Year Management Annual Incentive Plan Payments
J. Keith Lousteau Executive Vice President and Chief Financial Officer	$217,794

Cliffe F. Laborde Executive Vice President, Secretary, and General Counsel	$183,952

Stephen W. Dick Executive Vice President	$183,952

Annual Bonus Payments to Chief Executive Officer.

On April 26, 2005, a bonus was finalized and will be paid to the Company’s Chief Executive Officer under the Company’s 2005 Executive Officer Annual Incentive Plan (the “2005 Executive Officer Annual Incentive Plan”). This bonus payment was made pursuant to and consistent with objective performance measures contained in the 2005 Executive Officer Annual Incentive Plan. Such performance measures consisted of (i) adjusted net income as compared to budget, (ii) return of total capital, and (iii) safety performance. The Company’s Chief Executive Officer was also awarded a separate discretionary bonus not based on objective performance measures contained in the 2005 Executive Officer Annual Incentive Plan. Specifically, the following bonus payments will be paid to the Chief Executive Officer of the Company:

Name and Position	2005 Fiscal Year Executive Officer Annual Incentive Plan Payment	2005 Fiscal Year Discretionary Bonus Payment
Dean E. Taylor Chairman of the Board, President and Chief Executive Officer	$437,523	$162,477

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEWATER INC.

By:	/s/ J. Keith Lousteau
J. Keith Lousteau
Executive Vice President and Chief Financial Officer

Date: April 28, 2005